PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES SPECIAL CASH DIVIDEND

Lawrenceburg, Ind., March 14, 2013 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a one-time special cash dividend of $0.18 per share, payable on or about April 10, 2013, to stockholders of record as of the close of business on March 26, 2013.  There can be no assurances that the Company will pay special dividends in the future.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:         United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822